Exhibit 10.1

YANEX GROUP, INC.

CONTACT: ALEXANDER YANOV

FILDERBAHNPLATZ 33-1404, STUTTGART, BADEN-WURTTEMBERG, GERMANY, 70567

PHONE:  +49(152)04304048, E-MAIL: YANEXGROUP@GMAIL.COM

PROFESSIONAL SERVICES AGREEMENT

between YANEX GROUP, INC. and Ebby Kuriakose Moolayil

Client:  Ebby Kuriakose Moolayil, Pfaffenwaldring 48g-3, Stuttgart-Vaihingen, 70569, Germany

Project:  Complex interior design project of residential building

Date: May 19, 2011

1. OVERVIEW

A. Ebby Kuriakose Moolayil, the CLIENT, requests that Yanex Group, Inc., the architectural and interior design company, creates complex interior design project of residential building. This document is an agreement which outlines the scope of services and fees for performing the work defined herein.

B. This project and the scope of services are generally defined herein. The services in this agreement are limited to the scope and terms defined herein and any additional services must be defined by a supplemental agreement.

2. ASSUMPTIONS

A. This agreement is based on the residential building project documents which are provided by client and architectural measurements which created by Yanex Group, Inc.

B. The CLIENT shall conform to all applicable building codes and developmental restrictions.

C. Any services performed for the CLIENT by Yanex Group, Inc. on the project defined herein in lieu of an executed agreement shall constitute an implied acceptance by the CLIENT for the scope, fees, and terms defined herein for those services rendered.

3. INFORMATION TO BE PROVIDED BY THE CLIENT

A. Hard copy project documents of residential building have to include the engineering site plan, floor plans, elevations, cross-sections with the main sizes, and information about floor areas of spaces to be designed.

B. The name and position of a single representative whom will have the authority to accept and approve the services and invoices provided by Yanex Group, Inc. and to direct tasks per contract on behalf of the CLIENT or Owner.

4. SCOPE OF PROFESSIONAL SERVICES

A. Yanex Group, Inc. shall provide the professional services as described in Appendix A, SCOPE OF SERVICES.

5. FEES

A. Yanex Group, Inc. shall charge fees as described in Appendix B, PROFESSIONAL FEES.

6. STANDARD BUSINESS TERMS AND CONDITIONS

1. The standard business terms and conditions for complex interior design services provided by Yanex Group, Inc. are defined in Appendix C, STANDARD BUSINES TERMS AND CONDITIONS.

Enclosures: Appendices A, B, & C

APPENDIX A - SCOPE OF SERVICES

Client: Ebby Kuriakose Moolayil, Pfaffenwaldring 48g-3, Stuttgart-Vaihingen, 70569, Germany

Project: Complex interior design project of residential building

Date: May 19, 2011

Yanex Group, Inc. will prepare complex interior design project of residential building which is described below. This project and the scope of services are generally defined herein. The services in this agreement are limited to the scope and terms defined herein and any additional services must be defined by a supplemental agreement.

1. Conspept interior project with 3D visualization and renderings.

A. Yanex Group, Inc. will create 3D visualisation of main areas of residential building with concept idea of colors, furniture composition and decorative elements as well. 3D visualization will be created in professional soft 3D MAX DESIGN 2011 to maximize the viewer’s perspective and provide the greatest degree of understanding of the project’s as a real-time human-going inside the building.

B. Rendering of interior design 3D vision will be provided for the all designed areas. For each area will be provided several (no less than four(4)) renderings with high resolution images of the final proposed construction up to 3000 pixels wide by up to 3000 pixels high. Yanex Group, Inc. will not be responsible for printing any images or for obtaining aerial photography for use in renderings

C. Yanex Group, Inc. will revise, within reason, any elements of the 3D scene which were overlooked or elements which do not conform to the CLIENT data provided (furniture, details and so on).  Colors and textures may be altered after the draft rendering submission, at the request of the CLIENT, at no additional charge.

D. After making all specified corrections and/or changes to the 3D scene, Yanex Group, Inc. will present final renderings for approval by the CLIENT.

E. Yanex Group, Inc. will not be responsible for post-production requirements such as dialogue.

2. Blue prints documentation.

A. Yanex Group, Inc. will provide fully detailed blue prints documentation of all areas, details, decorative elements. Types of blue prints which are going to be provided for each room:

- Architectural measurements plan;

- Furniture plan;

- Floor plan with coatings;

- Ceiling plan;

- Electrical wiling plan;

- Binding sockets plan;

- Binding switches plan;

- Longitudinal and Transverse cross-sections;

- Wall scanning details.

B. In addition finishing materials specification will be provided.

3. Product delivery

A. Yanex Group, Inc. will provide the CLIENT with the following products as delivery on the professional services provided.

1. No less than (4) four high-resolution still renderings from 3D scene of the proposed residential building in JPG format on a CD.

2. Completed album of blue prints documentation with specifications for each room.

3. Pending any further contractual agreements the responsibility of Yanex Group, Inc. will end at this point.

B. Yanex Group, Inc. will not be responsible for CLIENT delays in providing structural approval of renderings.  If CLIENT does not provide structural approval or corrections of rendered building within 7 calendar days, Yanex Group, Inc. will assume no responsibility for making changes and will continue with project as scheduled.  Further changes after 7 days may be billed at an additional cost to CLIENT.

APPENDIX B – PROFESSIONAL FEES

Client: Ebby Kuriakose Moolayil, Pfaffenwaldring 48g-3, Stuttgart-Vaihingen, 70569, Germany

Project: Complex interior design project of residential building

Date: May 19, 2011

The following are professional fees estimates ((TME) Time/Materials/Expenses Billings) for the project represented in this agreement as defined in Appendix A – Scope of Services herein.  All other services are excluded.

1. Fees

A. Total Fees for Item No. 1 (Scope of Services): $7,126.20 payable as follows:

   $3,563.10 50% Deposit (Notice to Proceed)

   $3,563.10 Upon completion of the items noted in Appendix A

Total estimate price of $7,126.20 comprises of the following areas to be designed:

Name of designed area	Square, m2	Price, $ per 1 m2	Total price
Underground floor
Wine cellar	12,59	30	377,70
Ground floor
Lounge	38,25	30	1147,50
Orangery	16,63	30	498,90
Kitchen, dining-room	24,50	30	735,00
Hall	28,78	30	863,40
Living room 1	21,99	30	659,70
Bathroom	8,72	30	261,60
First floor
Hall	13,73	30	411,90
Living room 2	22,96	30	688,80
Living room 3	24,50	30	735,00
Living room 4	22,08	30	662,40
Bathroom	2,81	30	84,30
Total	237,54	30	7126,20

B. Hourly fees of $50 per hour for additional services not included in Appendix A (Scope of Services), to be billed monthly as charges are incurred.

APPENDIX C – STANDARD BUSINESS TERMS AND CONDITIONS

Client: Ebby Kuriakose Moolayil, Pfaffenwaldring 48g-3, Stuttgart-Vaihingen, 70569, Germany

Project:  Complex interior design project of residential building

Date: May 19, 2011

These Standard Business Terms and Conditions are attached to and made a part of this Proposal and Agreement for Complex Interior Design Project by Yanex Group, Inc. for the Client.

1. Information to be provided by Client

Client must provide all information about the structure and materials/textures as necessary to create each scene.  This is generally the same information required by artists for hand renderings; including all plans, elevations, color chips, and material samples.  At the client's request, Yanex Group, Inc. will use its best judgment to illustrate areas where information is missing, but cannot be held responsible for any changes caused by its judgments or from missing information.

2.  Colors and Materials

Yanex Group, Inc. will use its best effort to accurately match color information and materials which are suitable for creating the best design view according to interior design idea. Client recognizes, however, that colors and materials can vary from the 3D scene information due to lighting conditions and the specific printer and/or display device used to display the image.  Reasonable variations from supplied color data material representation are to be expected.

3.  Client Reviews and Changes

If there will be any changes (in plan modification, architectural elements, colors and so on) after Client approving, they are billed at a fee of 20 % from initial amount for each m2.

After receipt of all client-supplied information, Yanex Group, Inc. will complete the work required under this contract to the best of its knowledge and ability. All scenes will represent Yanex Group, Inc..’s best effort and skill for design interpretation and aesthetics given the available information, time and cost constraints defined herein.

Yanex Group, Inc. will show 3D scene and deliver to CLIENT the first renderings. Than Client will promptly review the renderings for correspondence of new design vision and notify Yanex Group, Inc. in writing within 3 business days of changes, if any, which Client feels, are essential to the success of the presentation.  Yanex Group, Inc. will make the requested changes according to the terms specified in this agreement.  YANEX GROUP will deliver the final renderings, 3D scene, and complete blue prints documentation to the CLIENT by DVD.  Yanex Group, Inc. reserves the right to utilize a watermark on the renderings and blue print documentation until receipt of final payment, at which time Yanex Group, Inc. will deliver the final renderings and blue print documentation without a watermark.

4.  Payment Schedule

The continuous progress of Yanex Group, Inc.’s services requires prompt payment.  Whenever CLIENT requests YANEX GROUP to incorporate design changes beyond the scope of services specified in this agreement, YANEX GROUP reserves the right to bill CLIENT monthly for this additional work only.  We may, after seven (7) calendar days notice to Client, suspend services under this agreement until we have been paid in full for all amounts due for our services and expenses. No new work or additions will be commenced until previously agreed payments for design changes have been made in full.

Final 50% payment is due upon final 3D scene presentation, renderings and blue print documentation.

All payments shall be made to: Yanex Group, Inc.

5.  Time/Materials/Expenses Billings (TME)

A TME estimate is for information purposes only.  Actual fee may be more or less and based on the rates in effect at the time services are rendered. TME billings will be based on the hourly rate schedule in effect at the time services are offered.

6.  Use for Demonstration Purposes

Any and all renderings,3D scene, and blue prints  may be used by Yanex Group, Inc. for demonstration or marketing purposes.

7.  Attorney Fees

Should litigation arise, related to services under this Agreement, the prevailing party is entitled to recover reasonable costs including staff time, court costs, attorney fees and related expenses. The venue for all suits shall be QC, Canada.

8.  Taxes

Any government imposed taxes shall be added to the invoice for services under this Agreement.

9.  Cooperation with Other Consultants or Client's Attorney

Due to the various laws, rules and ordinances relating to Projects of this nature, legal counsel may be required which is excluded from this Agreement.  Client is expected to retain an attorney as needed for advice and participation as a professional team member.

10.  Termination

This Agreement and obligation to provide further service may be terminated by either party upon Ten (10) days written notice in the event of substantial failure by the other party to perform hereof through no fault of the terminating party.

11.  Renegotiation of Fees

Yanex Group, Inc. reserves the right to renegotiate fixed fees to reflect changes in price indices and pay scales applicable to the period when services are, in fact, being rendered.

12.  Legal Interpretations Clarified

The services proposed herein are based on the work of professional computer designer, and does not constitute the rendering of legal advice or opinion.  Interpretations of laws, rules, and ordinances are based solely on the professional opinion of the Client’s Counsel or hired Consultant’s.  The Client and/or Owner are advised to secure adequate legal counsel as needed for the project.

13.  Project Delays

The Client recognizes and agrees that various factors both within and without the control of Yanex Group, Inc. can operate to delay our work, and the overall completion of the project.  The Client agrees that it shall not be entitled to any claim for damages on account of hindrances or delays from any cause whatsoever including, but not limited to: the production of digital images; post-production; beginning or completion of designing; or, performance of any phase of the work pursuant to this Agreement.

14.  Limitation of Damages

YANEX GROUP, INC.’s complete liability for damages incurred, of any nature, shall not exceed the total contract fee as specified herein.

15.  Entire Understanding

This Proposal/Agreement represents the entire understanding between Client and Yanex Group, Inc. in respect to this Project.

/S/ Ebby Kariakose Moolayil                                                                  /S/ Alexander Yanov

Ebby Kariakose Moolayil                                                                           Alexander Yanov, President

                                                                                                                     Yanex Group, Inc